                                                                      EXHIBIT 12

                                FOOT LOCKER, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)

                                              Thirteen weeks ended                        Fiscal Year Ended
                                              --------------------      ------------------------------------------------------
                                               May 3,      May 4,        Feb. 1,     Feb. 2,     Feb. 3,    Jan. 29,   Jan. 30,
                                                2003        2002          2003         2002       2001        2000       1999
                                                ----        ----          ----         ----       ----        ----       ----
NET EARNINGS

Income from continuing operations             $     39    $     38      $    162     $   111    $    107   $      59   $    14

Income tax expense (benefit)                        23          19            84          64          69          38       (28)

Interest expense, excluding capitalized
interest                                             7           8            33          35          41          65        57

Portion of rents deemed representative of
the interest factor (1/3)                           41          40           165         158         155         170       161
                                              --------    --------      --------     -------    --------   ---------   -------
                                              $    110    $    105      $    444     $   368    $    372   $     332   $   204
                                              ========    ========      ========     =======    ========   =========   =======

FIXED CHARGES
Gross interest expense                        $      7    $      8      $     33     $    35    $     42   $      67   $    64

Portion of rents deemed representative of
the interest factor (1/3)                           41          40           165         158         155         170       161
                                              --------    --------      --------     -------    --------   ---------   -------
                                              $     48    $     48      $    198     $   193    $    197   $     237   $   225
                                              ========    ========      ========     =======    ========   =========   =======

RATIO OF EARNINGS TO FIXED CHARGES                 2.3         2.2           2.2         1.9         1.9         1.4       0.9
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Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.